MillerKnoll, Inc. Reports Fourth Quarter and Fiscal 2024 Results

Zeeland, Mich., June 26, 2024 – MillerKnoll Inc. (NASDAQ: MLKN) today reported results for the fourth quarter and full fiscal year 2024, which ended June 1, 2024.

Business Highlights
•Orders in the fourth quarter were up 1.1% on a reported basis and up 2.9% organically from last year.
•Fourth quarter and full year gross margin improved 250 basis points and 410 basis points, respectively year-over-year.
•Achieved annualized run-rate cost synergy target of $160 million related to the integration of Knoll.
•Full year GAAP and adjusted diluted earnings per share improved 101.8% and 12.4% respectively, from the prior year.

Fourth Quarter Fiscal 2024 Financial Results

	(Unaudited)			(Unaudited)
	Three Months Ended			Twelve Months Ended
(Dollars in millions, except per share data)	June 1, 2024	June 3, 2023	% Chg.	June 1, 2024	June 3, 2023	% Chg.
	(13 weeks)	(13 weeks)		(39 weeks)	(40 weeks)
Net sales	$888.9	$956.7	(7.1)%	$3,628.4	$4,087.1	(11.2)%
Gross margin %	39.6%	37.1%	N/A	39.1%	35.0%	N/A
Operating expenses	$328.7	$343.1	(4.2)%	$1,252.3	$1,307.7	(4.2)%
Adjusted operating expenses*	$278.8	$297.6	(6.3)%	$1,157.3	$1,188.8	(2.6)%
Effective tax rate	(63.2)%	119.9%	N/A	14.8%	8.8%	N/A
Adjusted effective tax rate*	12.0%	21.7%	N/A	19.6%	22.3%	N/A
Earnings per share - diluted(1)	$0.14	$0.00	N/A	$1.11	$0.55	101.8%
Adjusted earnings per share - diluted*(1)	$0.67	$0.41	63.4%	$2.08	$1.85	12.4%
*Items indicated represent Non-GAAP measurements; see the reconciliations of Non-GAAP financial measures and related explanations below.
(1)Due to the anti-dilutive effect resulting from periods where the Company reports a net loss, the impact of potentially dilutive securities on the per share amounts has been omitted from the calculation of weighted-average common shares outstanding for diluted net loss per common share.

To our shareholders:

MillerKnoll finished fiscal year 2024 strong with significant year-over-year earnings per share growth in the fourth quarter. By leveraging the advantage and scale of MillerKnoll’s collective of brands, diversified business channels and global operations, our teams continued to drive substantial margin expansion while protecting strategic investments for growth. The improving internal demand indicators we have been monitoring throughout the year were validated in the fourth quarter by a return to year-over-year order growth within our America's Contract segment. This drove a 6.9% sequential improvement in the consolidated order backlog, giving us added momentum as we begin fiscal year 2025.

There is accelerated activity in our contract business. Earlier this month, we met with dealers and customers at Design Days, an annual large trade show in Chicago. Appointments at our showrooms were up year-over-year and importantly, there was a shift in dialogue from theoretical return to office ideas to specific project needs. During the show, we launched over 30 new products, capturing industry awards for Knoll’s Tugendhat and Morrison Hannah chairs, Knoll’s Cove Collection for private offices and NaughtOne’s Percy chair. In addition, Herman Miller refreshed the versatile Vantum Gaming Chair with new ergonomic enhancements and introduced a seating option with a lower carbon footprint, the Mirra 2 task chair.

We are investing in MillerKnoll showrooms, our digital platforms, and enhanced tools to fuel our contract business and support our MillerKnoll dealers. We are also finding new ways to bring our brand collective together in both our dealers showrooms and our own showrooms. Work is underway to open newly enhanced MillerKnoll spaces in London, New York and Los Angeles later in the year.

While our retail business and the industry continue to navigate tough conditions in the short-term, we are making investments for long-term growth by enhancing the store and online experience for customers. We continued to optimize our product assortment through the introduction of complementary categories and additional materials. To optimize foot traffic, we are densifying floor arrangements to show more options and offering design services that help drive larger sales with less returns. In addition, we are testing store formats such as the beautiful new Design Within Reach studio in San Francisco and will apply learnings as we open new stores.

Fourth Quarter and Fiscal 2024 Consolidated Results
Consolidated net sales for the fourth quarter were $888.9 million, reflecting a decrease of 7.1% year-over- year and a decrease of 5.2% organically compared to the same period last year. Orders in the quarter of $933.0 million were up 1.1% as reported and 2.9% on an organic basis. Orders grew sequentially 12.4% from the previous quarter on a reported basis.

Gross margin in the quarter was 39.6%, which is 250 basis points higher than the same quarter last year. The year-over-year increase in gross margin was driven mainly by the realization of price and channel optimization strategies, cost synergies and continued reductions in freight and distribution costs.

Consolidated operating expenses for the quarter were $328.7 million, compared to $343.1 million in the prior year. Consolidated adjusted operating expenses were $278.8 million, a decrease of $18.8 million year-over-year, primarily due to lower variable selling expenses, the continued benefit of synergy savings, and recently implemented restructuring actions.

During the fourth quarter, the Company recorded special charges of $22.1 million associated with previously announced restructuring measures, which included a workforce reduction and showroom consolidation. In addition, the Company recognized non-cash, pre-tax charges totaling $16.8 million related to the impairment of the Knoll and Muuto trade names. This charge was determined based on the Company's annual impairment review process.

Operating margin for the quarter was 2.7% compared to 1.2% in the same quarter last year. On an adjusted basis, consolidated operating margin for the quarter was 8.3% compared to 5.9% in the same quarter last year, reflecting an adjusted operating margin expansion of 240 basis points.

Reported diluted earnings per share were $0.14 for the quarter, compared to break-even for the same period last year. Adjusted diluted earnings per share were $0.67 for the quarter, reflecting growth of 63.4% compared to $0.41 for the same period last year.

As of June 1, 2024, our liquidity position reflected cash on hand and availability on our revolving credit facility totaling $552.7 million. During the fourth quarter, the business generated $78.4 million of cash flow from operations. We repurchased approximately 1.4 million shares for a total cash outlay of $37.3 million. We ended the fourth quarter with a net debt-to-EBITDA ratio, as defined by our lending agreement, of 2.63x. Our scheduled debt maturities (which exclude the maturity of the revolver) for fiscal years 2025, 2026 and 2027 are $43.6 million, $46.8 million and $276.4 million respectively.

For fiscal 2024, net sales were $3.6 billion, reflecting a year-over-year decrease of 11.2%. On an organic basis, net sales decreased by 8.1% year-over-year.

For fiscal 2024, gross margin and operating margin both improved year-over-year. Reported and adjusted gross margin increased 410 and 370 basis points, respectively. Reported operating margins were 160 basis points higher than last year, while adjusted operating margin increased 90 basis points year-over-year.

Diluted earnings per share for the full year totaled $1.11, compared to $0.55 in fiscal 2023. On an adjusted basis, diluted earnings per share for the full year totaled $2.08 compared to $1.85 in fiscal 2023, reflecting an increase of 12.4%.

Fourth Quarter and Fiscal 2024 Results by Segment

Americas Contract
For the fourth quarter, Americas Contract net sales of $416.6 million were down 12.2% on a reported basis and down 12.3% organically compared to the same period last year. New orders totaled $480.1 million and were up 5.7% from the previous year and increased sequentially by 14.3% from the third quarter of fiscal 2024. Throughout the fourth quarter, order levels improved each month supported by the strategic initiatives the Company outlined last quarter to capture demand. Leading indicators, such as funnel additions and contract activations, remain positive and are suggestive of improving demand patterns as we enter fiscal year 2025. Based on past recovery cycles, demand patterns are expected to be volatile month-to-month, but trend positive over longer time periods.

Operating margin loss in the quarter was 0.7% compared to operating margin of 4.5% in the prior year. On an adjusted basis, operating margin was 7.3% in the quarter, which is down 280 basis points compared to the same quarter last year as a result of lower sales and reduced fixed cost leverage.

For the full fiscal year, net sales decreased by 10.0% and organic sales decreased by 8.3% year-over-year. Operating margin for the full fiscal year was 5.4% compared to 4.9% in the prior year. On an adjusted basis, operating margin was 8.9%, which was up 100 basis points due to the combination of gross margin expansion and well managed operating expenses.

International Contract and Specialty
The International Contract and Specialty segment net sales in the fourth quarter of $245.0 million grew 3.2% on a reported basis and 3.8% on an organic basis year-over-year with strong performance in India, the Middle East, China, and Korea, and positive activity in the healthcare, technology, and financial sectors. Orders during the quarter totaled $238.7 million, resulting in a year-over-year decrease of 0.5% on a reported basis and flat organically. Lower demand patterns in the Specialty businesses offset international contract business demand growth.

Operating margin for the fourth quarter was 10.0% compared to 7.2% in the prior year. On an adjusted basis, operating margin for the quarter was 14.5%, up 520 basis points year-over-year, driven by product and price optimization, cost synergies, efficiencies gained by localized sourcing and production within India and China, and the benefit of stabilized energy costs in Europe.

For the full fiscal year, net sales decreased 8.4% and organic sales decreased 7.2% year-over-year. Operating margin was 8.4% compared to 9.7% in the prior year. On an adjusted basis, operating margin decreased 30 basis points, driven by the loss of leverage from slowed demand in both Europe and our Specialty businesses.

Global Retail
Net sales in the fourth quarter of our Global Retail segment totaled $227.3 million, a decline of 7.2% year-over-year on a reported basis and up slightly on an organic basis, as softer housing-related demand conditions continue. Orders in the quarter totaled $214.2 million, down 6.2% compared to the same period last year on a reported basis and up 0.9% on an organic basis.

Operating margin for the fourth quarter was 6.2% compared to operating margin loss of 4.4% in the prior year. On an adjusted basis, operating margin for the quarter was 8.6%, which was 790 basis points higher than the prior year, driven by significantly improved operational efficiencies in the North American distribution centers and fewer inventory adjustments.

For the full fiscal year, net sales decreased 16.4% and organic sales decreased 8.6% year-over-year.

Reported operating margin was 4.9% compared to operating margin loss of 1.5% in the prior year. On an adjusted basis, operating margin was 5.9%, which was 210 basis points higher than the prior year and driven by pricing actions as well as improvements in inventory management and increased shipping revenues.

First Quarter and Fiscal 2025 Outlook

Overall, we are optimistic about fiscal year 2025 as there is increased activity and interest in the contract space. Traffic at recent trade shows around the globe, including NeoCon in the U.S., Salone di Mobile in Italy, and 3daysofdesign in Copenhagen have improved and are close to pre-COVID levels. Also, negative trends in home sales are beginning to ease. The National Association of Realtors reported the year-over-year decline in existing home sales, including luxury homes, flattened in April. With a direct correlation between luxury home sales and demand for home furnishings, we are well positioned to benefit as this activity accelerates.

We believe these indicators signal an active year ahead. Accordingly, for fiscal year 2025 we expect net sales to be above fiscal year 2024 and adjusted diluted earnings per share to be in the range of $2.10 to $2.30.

As it relates to the first quarter of fiscal year 2025, we expect net sales of $872.0 million to $912.0 million and adjusted diluted earnings to be between $0.38 to $0.44 per share. The midpoint of this guidance would suggest a year-over-year revenue decrease of approximately 2.8%.

Andi Owen	Jeff Stutz
President and Chief Executive Officer	Chief Financial Officer

Webcast and Conference Call Information
The Company will host a conference call and webcast to discuss the results of the fourth quarter of fiscal 2024 on Wednesday, June 26, 2024, at 5:00 PM ET. To ensure participation, allow extra time to visit the Company’s website at https://www.millerknoll.com/investor-relations/news-events/events-and-presentations to download the streaming software necessary to participate. An online archive of the webcast will also be available on the Company's investor relations website. Additional links to materials supporting the release will also be available at https://www.millerknoll.com/investor-relations.

Financial highlights for the three and twelve months ended June 1, 2024 follow:

MillerKnoll, Inc.
Condensed Consolidated Statements of Operations

(Unaudited) (Dollars in millions, except per share and common share data)	Three Months Ended				Twelve Months Ended
	June 1, 2024		June 3, 2023		June 1, 2024		June 3, 2023
Net sales	$888.9	100.0%	$956.7	100.0%	$3,628.4	100.0%	$4,087.1	100.0%
Cost of sales	536.5	60.4%	602.0	62.9%	2,208.9	60.9%	2,657.1	65.0%
Gross margin	352.4	39.6%	354.7	37.1%	1,419.5	39.1%	1,430.0	35.0%
Operating expenses	328.7	37.0%	343.1	35.9%	1,252.3	34.5%	1,307.7	32.0%
Operating earnings	23.7	2.7%	11.6	1.2%	167.2	4.6%	122.3	3.0%
Other expenses, net	16.9	1.9%	17.1	1.8%	67.5	1.9%	70.9	1.7%
Earnings before income taxes and equity income	6.8	0.8%	(5.5)	(0.6)%	99.7	2.7%	51.4	1.3%
Income tax (benefit) expense	(4.3)	(0.5)%	(6.6)	(0.7)%	14.7	0.4%	4.5	0.1%
Equity (loss) income, net of tax	(0.1)	—%	(1.0)	(0.1)%	(0.4)	—%	(0.8)	—%
Net earnings	11.0	1.2%	0.1	—%	84.6	2.3%	46.1	1.1%
Net earnings attributable to redeemable noncontrolling interests	1.1	0.1%	0.2	—%	2.3	0.1%	4.0	0.1%
Net earnings attributable to MillerKnoll, Inc.	$9.9	1.1%	$(0.1)	—%	$82.3	2.3%	$42.1	1.0%

Amounts per common share attributable to MillerKnoll, Inc.
Earnings (loss) per share - basic	$0.14		$0.00		$1.12		$0.56
Weighted average basic common shares	71,383,146		75,586,370		73,291,939		75,478,000
Earnings (loss) per share - diluted	$0.14		$0.00		$1.11		$0.55
Weighted average diluted common shares	72,658,582		75,586,370		73,954,756		76,024,368

MillerKnoll, Inc.
Condensed Consolidated Statements of Cash Flows

	Twelve Months Ended
(Unaudited) (Dollars in millions)	June 1, 2024	June 3, 2023
Cash provided by (used in):
Operating activities	$352.3	$162.9
Investing activities	(86.3)	(76.5)
Financing activities	(258.8)	(86.8)
Effect of exchange rate changes	(0.3)	(6.4)
Net change in cash and cash equivalents	6.9	(6.8)
Cash and cash equivalents, beginning of period	223.5	230.3
Cash and cash equivalents, end of period	$230.4	$223.5

MillerKnoll, Inc.
Condensed Consolidated Balance Sheets

(Unaudited) (Dollars in millions)	June 1, 2024	June 3, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$230.4	$223.5
Accounts receivable, net	306.9	334.1
Unbilled accounts receivable	22.2	29.4
Inventories, net	425.0	487.4
Prepaid expenses and other	79.7	101.8
Total current assets	1,064.2	1,176.2
Net property and equipment	492.0	536.3
Right of use assets	364.0	415.9
Other assets	2,106.4	2,146.4
Total Assets	$4,026.6	$4,274.8

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$236.0	$269.5
Short-term borrowings and current portion of long-term debt	43.5	33.4
Short-term lease liability	67.2	77.1
Accrued liabilities	345.6	322.8
Total current liabilities	692.3	702.8
Long-term debt	1,291.7	1,365.1
Lease liabilities	348.8	393.7
Other liabilities	234.8	273.0
Total Liabilities	2,567.6	2,734.6
Redeemable Noncontrolling Interests	74.3	107.6
Stockholders' Equity	1,384.7	1,432.6
Total Liabilities, Redeemable Noncontrolling Interests and Stockholders' Equity	$4,026.6	$4,274.8

Non-GAAP Financial Measures and Other Supplemental Data
This presentation contains non-GAAP financial measures that are not in accordance with, nor an alternative to, generally accepted accounting principles (GAAP) and may be different from non-GAAP measures presented by other companies. These non-GAAP financial measures are not measurements of our financial performance under GAAP and should not be considered an alternative to the related GAAP measurement. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of non-GAAP measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results. Reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are provided in the financial tables included within this presentation. The Company believes these non-GAAP measures are useful for investors as they provide financial information on a more comparative basis for the periods presented.

The non-GAAP financial measures referenced within this presentation include: Adjusted Effective Tax Rate, Adjusted Operating Earnings (Loss), Adjusted Operating Margin, Adjusted Earnings per Share, Adjusted Gross Margin, Adjusted Operating Expenses, Adjusted EBITDA, Adjusted Bank Covenant EBITDA, and Organic Growth (Decline).

Adjusted Effective Tax Rate refers to the projected full-year GAAP tax rate, adjusted to exclude certain unusual or infrequent events that are expected to significantly impact that rate as well as impacts related to enactments of comprehensive tax law changes.

Adjusted Operating Earnings (Loss) represents reported operating earnings plus integration charges, amortization of Knoll purchased intangibles, restructuring expenses, and impairment charges. These adjustments are described further below.

Adjusted Operating Margin is calculated as adjusted operating earnings (loss) divided by net sales.

Adjusted Earnings per Share represents reported diluted earnings per share excluding the impact from amortization of Knoll purchased intangibles, integration charges, restructuring expenses, impairment charges, and the related tax effect of these adjustments. These adjustments are described further below.

Adjusted Gross Margin represents gross margin plus restructuring and impairment charges. These adjustments are described further below.

Adjusted Operating Expenses represents reported operating expenses excluding restructuring charges, integration charges, amortization of Knoll purchased intangibles, and impairment charges. These adjustments are described further below.

Adjusted EBITDA is calculated by excluding income tax expense, interest income and expense, depreciation and amortization expense, restructuring, impairment, and integration charges from net income.

Adjusted Bank Covenant EBITDA is calculated by excluding depreciation, amortization, interest expense, taxes from net income, and certain other adjustments. Other adjustments include, as applicable in the period, charges associated with business restructuring actions, integration charges, impairment expenses, non-cash stock-based compensation, future synergies, and other items as described in our lending agreements.

Organic Growth (Decline) represents the change in sales and orders, excluding currency translation effects, the impact of the additional week in fiscal 2023, the impact of the closure of the Hay eCommerce channel in North America, and the impact of the closure of the Fully business.

The adjustments to arrive at these non-GAAP financial measures are as follows:

Amortization of Knoll purchased intangibles: Includes expenses associated with the amortization of acquisition related intangibles acquired as part of the Knoll acquisition. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. We exclude the impact of the amortization of Knoll purchased intangibles as such non-cash amounts were significantly impacted by the size of the Knoll acquisition. Furthermore, we believe that this adjustment enables better comparison of our results as Amortization of Knoll

Purchased Intangibles will not recur in future periods once such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets. Although we exclude the Amortization of Knoll Purchased Intangibles in these non-GAAP measures, we believe that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation.

Integration charges: Knoll integration-related costs include severance, accelerated stock-based compensation expenses, asset impairment charges, and expenses related to synergy realization efforts and reorganization initiatives.

Restructuring charges: Includes costs associated with actions involving targeted workforce reductions and non-cash charges for the impairment of assets associated with the decision to close certain showrooms.

Impairment charges: Includes non-cash, pre-tax charges for the impairment of assets associated with the decision to cease operating Fully as a stand-alone brand as well as impairment of the Knoll and Muuto trade names.

Tax related items: We excluded the income tax benefit/provision effect of the tax related items from our non-GAAP measures because they are not associated with the tax expense on our ongoing operating results.

Certain tables below summarize select financial information, for the periods indicated, related to each of the Company’s reportable segments. The Americas Contract ("Americas") segment includes the operations associated with the design, manufacture and sale of furniture products directly or indirectly through an independent dealership network for office, healthcare, and educational environments throughout North and South America. The International Contract and Specialty ("International & Specialty") segment includes the operations associated with the design, manufacture and sale of furniture products, indirectly or directly through an independent dealership network in Europe, the Middle East, Africa and Asia-Pacific as well as the global operations of the Specialty brands, which include Holly Hunt, Spinneybeck, Maharam, Edelman, and Knoll Textiles. The Global Retail ("Retail") segment includes global operations associated with the sale of modern design furnishings and accessories to third party retailers, as well as direct to consumer sales through eCommerce, direct-mail catalogs, and physical retail stores. Corporate costs represent unallocated expenses related to general corporate functions, including, but not limited to, certain legal, executive, corporate finance, information technology, administrative and integration-related costs.

A. Reconciliation of Operating Earnings (Loss) to Adjusted Operating Earnings (Loss) by Segment

	Three Months Ended				Twelve Months Ended
	June 1, 2024		June 3, 2023		June 1, 2024		June 3, 2023
Americas Contract
Net sales	$416.6	100.0%	$474.4	100.0%	$1,824.2	100.0%	$2,026.1	100.0%
Gross margin	138.5	33.2%	158.7	33.5%	620.2	34.0%	611.2	30.2%
Total operating expenses	141.6	34.0%	137.3	28.9%	521.5	28.6%	511.6	25.3%
Operating (loss) earnings	$(3.1)	(0.7)%	$21.4	4.5%	$98.7	5.4%	$99.6	4.9%

Adjustments
Restructuring	18.8	4.5%	5.2	1.1%	24.6	1.3%	22.8	1.1%
Integration charges	3.3	0.8%	3.5	0.7%	18.6	1.0%	9.7	0.5%
Impairment charges	8.1	1.9%	14.4	3.0%	8.1	0.4%	14.4	0.7%
Amortization of Knoll purchased intangibles	3.2	0.8%	3.2	0.7%	12.9	0.7%	12.9	0.6%
Adjusted operating earnings	$30.3	7.3%	$47.7	10.1%	$162.9	8.9%	$159.4	7.9%
International Contract & Specialty
Net sales	$245.0	100.0%	$237.4	100.0%	$931.8	100.0%	$1,017.3	100.0%
Gross margin	109.9	44.9%	101.3	42.7%	409.6	44.0%	424.3	41.7%
Total operating expenses	85.4	34.9%	84.2	35.5%	331.4	35.6%	325.7	32.0%
Operating earnings	$24.5	10.0%	$17.1	7.2%	$78.2	8.4%	$98.6	9.7%

Adjustments
Restructuring	2.5	1.0%	0.6	0.3%	4.1	0.4%	1.3	0.1%
Integration charges	1.8	0.7%	0.5	0.2%	4.8	0.5%	2.5	0.2%
Impairment charges	4.7	1.9%	1.8	0.8%	4.7	0.5%	1.8	0.2%
Amortization of Knoll purchased intangibles	2.1	0.9%	2.1	0.9%	8.4	0.9%	8.3	0.8%
Adjusted operating earnings	$35.6	14.5%	$22.1	9.3%	$100.2	10.8%	$112.5	11.1%

Global Retail
Net sales	$227.3	100.0%	$244.9	100.0%	$872.4	100.0%	$1,043.7	100.0%
Gross margin	104.0	45.8%	94.7	38.7%	389.7	44.7%	394.5	37.8%
Total operating expenses	89.8	39.5%	105.5	43.1%	347.3	39.8%	410.0	39.3%
Operating earnings (loss)	$14.2	6.2%	$(10.8)	(4.4)%	$42.4	4.9%	$(15.5)	(1.5)%

Adjustments
Restructuring	0.8	0.4%	8.4	3.4%	2.1	0.2%	9.9	0.9%
Integration charges	—	—%	—	—%	—	—%	0.2	—%
Impairment charges	4.0	1.8%	3.5	1.4%	4.0	0.5%	40.7	3.9%
Amortization of Knoll purchased intangibles	0.6	0.3%	0.6	0.2%	2.6	0.3%	4.1	0.4%
Adjusted operating earnings	$19.6	8.6%	$1.7	0.7%	$51.1	5.9%	$39.4	3.8%

Corporate
Operating expenses	$11.9	—%	$16.1	—%	$52.1	—%	$60.4	—%
Operating (loss)	$(11.9)	—%	$(16.1)	—%	$(52.1)	—%	$(60.4)	—%

Adjustments
Integration charges	—	—%	1.3	—%	0.1	—%	5.6	—%
Adjusted operating (loss)	$(11.9)	—%	$(14.8)	—%	$(52.0)	—%	$(54.8)	—%

MillerKnoll, Inc.
Net sales	$888.9	100.0%	$956.7	100.0%	$3,628.4	100.0%	$4,087.1	100.0%
Gross margin	352.4	39.6%	354.7	37.1%	1,419.5	39.1%	1,430.0	35.0%
Total operating expenses	328.7	37.0%	343.1	35.9%	1,252.3	34.5%	1,307.7	32.0%
Operating earnings	$23.7	2.7%	$11.6	1.2%	$167.2	4.6%	$122.3	3.0%

Adjustments
Restructuring	22.1	2.5%	14.2	1.5%	30.8	0.8%	34.0	0.8%
Integration charges	5.1	0.6%	5.3	0.6%	23.5	0.6%	18.0	0.4%
Impairment charges	16.8	1.9%	19.7	2.1%	16.8	0.5%	56.9	1.4%
Amortization of Knoll purchased intangibles	5.9	0.7%	5.9	0.6%	23.9	0.7%	25.3	0.6%
Adjusted operating earnings	$73.6	8.3%	$56.7	5.9%	$262.2	7.2%	$256.5	6.3%

B. Reconciliation of Earnings per Share to Adjusted Earnings per Share

	Three Months Ended		Twelve Months Ended
	June 1, 2024	June 3, 2023	June 1, 2024	June 3, 2023
Earnings per share - diluted	$0.14	$—	$1.11	$0.55

Add: Amortization of Knoll purchased intangibles	0.08	0.08	0.32	0.33
Add: Integration charges	0.07	0.07	0.31	0.24
Add: Restructuring charges	0.30	0.19	0.42	0.45
Add: Impairment charges	0.23	0.27	0.24	0.76
Tax impact on adjustments	(0.15)	(0.20)	(0.32)	(0.48)
Adjusted earnings per share - diluted	$0.67	$0.41	$2.08	$1.85
Weighted average shares outstanding (used for calculating adjusted earnings per share) – diluted	72,658,582	75,586,370	73,954,756	76,024,368

C. Reconciliation of Gross Margin to Adjusted Gross Margin

	Three Months Ended				Twelve Months Ended
	June 1, 2024		June 3, 2023		June 1, 2024		June 3, 2023
Gross margin	$352.4	39.6%	$354.7	37.1%	$1,419.5	39.1%	$1,430.0	35.0%
Restructuring charges	—	—%	(0.4)	—%	—	—%	(0.4)	—%
Impairment charges	—	—%	—	—%	—	—%	15.7	0.4%
Adjusted gross margin	$352.4	39.6%	$354.3	37.0%	$1,419.5	39.1%	$1,445.3	35.4%

D. Reconciliation of Operating Expenses to Adjusted Operating Expenses

	Three Months Ended				Twelve Months Ended
	June 1, 2024		June 3, 2023		June 1, 2024		June 3, 2023
Operating expenses	$328.7	37.0%	$343.1	35.9%	$1,252.3	34.5%	$1,307.7	32.0%
Restructuring charges	22.1	2.5%	14.6	1.5%	30.8	0.8%	34.4	0.8%
Integration charges	5.1	0.6%	5.3	0.6%	23.5	0.6%	18.0	0.4%
Amortization of Knoll purchased intangibles	5.9	0.7%	5.9	0.6%	23.9	0.6%	25.3	0.6%
Impairment charges	16.8	1.9%	19.7	2.1%	16.8	0.5%	41.2	1.0%
Adjusted operating expenses	$278.8	31.4%	$297.6	31.1%	$1,157.3	31.9%	$1,188.8	29.1%

E. Reconciliation of Net Earnings to Adjusted EBITDA

	Three Months Ended				Twelve Months Ended
	June 1, 2024		June 3, 2023		June 1, 2024		June 3, 2023
Net income	$9.9	1.1%	$(0.1)	—%	$82.3	2.3%	$42.1	1.0%
Income tax (benefit) expense	(4.3)	(0.5)%	(6.6)	(0.7)%	14.7	0.4%	4.5	0.1%
Interest income and expense	17.5	2.0%	19.1	2.0%	70.0	1.9%	71.2	1.7%
Depreciation and amortization expense	43.5	4.9%	60.0	6.3%	155.1	4.3%	175.9	4.3%
Restructuring and integration charges	37.5	4.2%	17.4	1.8%	60.7	1.7%	71.3	1.7%
Adjusted EBITDA	$104.1	11.7%	$89.8	9.4%	$382.8	10.6%	$365.0	8.9%

F. Reconciliation of Net Earnings to Adjusted Bank Covenant EBITDA and Adjusted Bank Covenant EBITDA Ratio (provided on a trailing twelve month basis)

June 1, 2024
Net earnings	$82.3
Income tax expense	14.7
Depreciation expense	117.5
Amortization expense	37.6
Interest expense	76.2
Other adjustments(*)	95.8
Adjusted bank covenant EBITDA	$424.1
Total debt, less cash, end of trailing period (includes outstanding LC's)	$1,115.9
Net debt to adjusted bank covenant EBITDA ratio	2.63
*Items indicated represent Non-GAAP measurements; see the reconciliations of Non-GAAP financial measures and related explanations above.

G. Organic Sales Growth by Segment

	Three Months Ended
	June 1, 2024
	Americas Contract	International Contract & Specialty	Global Retail	Total
Net sales, as reported	$416.6	$245.0	$227.3	$888.9
% change from PY	(12.2)%	3.2%	(7.2)%	(7.1)%

Adjustments
Currency translation effects (1)	(0.4)	1.5	1.4	2.5
Net sales, organic	$416.2	$246.5	$228.7	$891.4
% change from PY	(12.3)%	3.8%	0.2%	(5.2)%

	Three Months Ended
	June 3, 2023
	Americas Contract	International Contract & Specialty	Global Retail	Total
Net sales, as reported	$474.4	$237.4	$244.9	$956.7

Adjustments
Fully and HAY eCommerce	—	—	(16.7)	(16.7)
Net sales, organic	$474.4	$237.4	$228.2	$940.0
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

	Twelve Months Ended
	June 1, 2024
	Americas Contract	International Contract & Specialty	Global Retail	Total
Net Sales, as reported	$1,824.2	$931.8	$872.4	$3,628.4
% change from PY	(10.0)%	(8.4)%	(16.4)%	(11.2)%
Adjustments
Currency Translation Effects (1)	(2.6)	(6.3)	(4.1)	(13.0)
Net Sales, organic	$1,821.6	$925.5	$868.3	$3,615.4
% change from PY	(8.3)%	(7.2)%	(8.6)%	(8.1)%

	Twelve Months Ended
	June 3, 2023
	Americas Contract	International Contract & Specialty	Global Retail	Total
Net Sales, as reported	$2,026.1	$1,017.3	$1,043.7	$4,087.1
% change from PY
Adjustments
Fully and HAY eCommerce	—	—	(76.0)	(76.0)
Impact of extra week in FY23	(38.7)	(19.6)	(18.2)	(76.5)
Net Sales, organic	$1,987.4	$997.7	$949.5	$3,934.6
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

H. Organic Order Growth by Segment

	Three Months Ended
	June 1, 2024
	Americas Contract	International Contract & Specialty	Global Retail	Total
Orders, as reported	$480.1	$238.7	$214.2	$933.0
% change from PY	5.7%	(0.5)%	(6.2)%	1.1%

Adjustments
Currency translation effects (1)	(1.7)	1.0	1.3	0.6
Orders, organic	$478.4	$239.7	$215.5	$933.6
% change from PY	5.3%	—%	0.9%	2.9%

	Three Months Ended
	June 3, 2023
	Americas Contract	International Contract & Specialty	Global Retail	Total
Orders, as reported	$454.3	$239.8	$228.3	$922.4

Adjustments
Fully and HAY eCommerce	—	—	(14.7)	(14.7)
Orders, organic	$454.3	$239.8	$213.6	$907.7
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

	Twelve Months Ended
	June 1, 2024
	Americas Contract	International Contract & Specialty	Global Retail	Total
Orders, as reported	$1,824.9	$928.1	$868.0	$3,621.0
% change from PY	(4.0)%	(1.7)%	(12.2)%	(5.6)%

Adjustments
Currency translation effects (1)	(7.7)	(7.4)	(5.0)	(20.1)
Orders, organic	$1,817.2	$920.7	$863.0	$3,600.9
% change from PY	(2.6)%	(0.5)%	(3.7)%	(2.3)%

	Twelve Months Ended
	June 3, 2023
	Americas Contract	International Contract & Specialty	Global Retail	Total
Orders, as reported	$1,901.3	$944.0	$989.0	$3,834.3

Adjustments
Impact of extra week in FY23	(36.2)	(18.9)	(16.6)	(71.7)
Fully and HAY eCommerce	—	—	(75.8)	(75.8)
Orders, organic	$1,865.1	$925.1	$896.6	$3,686.8
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

I. Consolidated MillerKnoll Backlog

Q4 FY2024
MillerKnoll backlog	$683.6

J. Sales and Earnings Guidance - Upcoming Quarter

Company Guidance
Q1 FY2025
Net sales	$872 million to $912 million
Gross margin %	39.0% to 40.0%
Operating expenses	$291 million to $301 million
Interest and other expense, net	$16.8 million to $17.8 million
Effective tax rate	20.5% - 22.5%
Adjusted earnings per share - diluted	$0.38 - $0.44

About MillerKnoll
MillerKnoll is a collective of dynamic brands that comes together to design the world we live in. MillerKnoll brand portfolio includes Herman Miller, Knoll, Colebrook Bosson Saunders, DatesWeiser, Design Within Reach, Edelman, Geiger, HAY, Holly Hunt, Knoll Textiles, Maharam, Muuto, NaughtOne, and Spinneybeck|FilzFelt. MillerKnoll is an unparalleled platform that redefines modern for the 21st century by building a more sustainable, equitable and beautiful future for all.

Forward-Looking Statements
This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to future events and anticipated results of operations, business strategies, the anticipated benefits of our acquisition of Knoll, the anticipated impact of the Knoll acquisition on the combined Company’s business and future financial and operating results, the expected amount and timing of synergies from the Knoll acquisition, and other aspects of our operations or operating results. These forward-looking statements generally can be identified by phrases such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of MillerKnoll or the price of MillerKnoll’s stock. These forward-looking statements involve certain risks and uncertainties, many of which are beyond MillerKnoll’s control, that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to: general economic conditions; the impact of any government policies and actions to protect the health and safety of individuals or to maintain the functioning of national or global economies, and the Company's response to any such policies and actions; the impact of public health crises, such as pandemics and epidemics; risks related to the additional debt incurred in connection with the Knoll acquisition; MillerKnoll’s ability to comply with its debt covenants and obligations; the risk that the anticipated benefits of the Knoll acquisition will be more costly to realize than expected; the effect of the Knoll acquisition on the ability of MillerKnoll to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom MillerKnoll does business, or on MillerKnoll’s operating results and business generally; the ability to successfully integrate Knoll’s operations; the ability of MillerKnoll to implement its plans, forecasts and other expectations with respect to MillerKnoll’s business after the completion of the Knoll acquisition and realize expected synergies; business disruption following the Knoll acquisition; the availability and pricing of raw materials; the financial strength of our dealers and the financial strength of our customers; the success of newly-introduced products; the pace and level of government procurement; and the outcome of pending litigation or governmental audits or investigations. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to MillerKnoll’s periodic reports and other filings with the SEC, including the risk factors identified in MillerKnoll’s most recent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. The forward-looking statements included in this communication are made only as of the date hereof. MillerKnoll does not undertake any obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.